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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Medaphis Corporation ("Medaphis" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Medaphis. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Medaphis undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Medaphis provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

     FUTURE OPERATING RESULTS. While Medaphis has in the past expanded its operations through acquisitions and internal growth, the 1997 business plan of the Company does not provide for further acquisitions and, in any event, any such acquisitions would require the unanimous consent of the Company's existing lenders. While the Company has and continues to implement management initiatives designed to enhance and improve its business and operations, there can be no assurance that Medaphis will be able to achieve or sustain profitability or revenue growth on an annual or quarterly basis in the future, that fluctuations in quarter-to-quarter or year-to-year operating results will not occur or that any such quarter-to-quarter or year-to-year fluctuations will not be material. Future operating results of Medaphis will be dependent upon, among other things,
(i) successful integration of certain recently acquired businesses, (ii) improvement in operations of the Company's operating subsidiaries, (iii) successful implementation of various management initiatives designed to reduce costs and increase efficiencies within the Company's core business and (iv) successful growth in sales of the Company's business management services and information products.

     The Company has consummated a number of significant acquisitions, many of which the Company is in the process of integrating into its operations. In addition, the Company announced its intention to focus on its core business of delivering business management services and information products to healthcare providers. There can be no assurance that the Company will be able to successfully integrate any of the recently acquired companies, that Medaphis will be able to continue to operate recently acquired companies in a profitable manner or that any of the recently acquired companies will not have a material adverse effect upon Medaphis' results of operations, particularly while such acquisitions are being integrated into the Company.

     The Company's expansion strategy in the past has involved both acquisitions and internal growth. In February 1997, the Company announced that it intends to focus on its core business of delivering business
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management services and information products to healthcare providers and to divest non-strategic businesses. Moreover, the Company does not currently anticipate pursuing any significant acquisitions. There can be no assurance that such shift in focus will not have an adverse effect upon the Company's revenue and operations.

     During the six months ended December 31, 1996, the Company undertook to reorganize its wholly owned operating subsidiary, Imonics Corporation ("Imonics"), to integrate the Imonics operations into BSG Corporation ("BSG") and to discontinue the custom software development business previously pursued by the Imonics unit. This process involved, among other things, recording large restructuring and other charges during the relevant period, significant downsizing of Imonics' employee workforce, renegotiating Imonics' significant client contracts and other restructuring, reorganization and exit activities. There can be no assurance that such restructuring and reorganization activities will not have an adverse effect upon the reputation and standing of Medaphis, BSG and/or Rapid Systems Solutions, Inc. in the information management and client/server information technology marketplaces or that such matters will not have an adverse effect upon the results of operations of Medaphis in future periods or adversely effect BSG's ability to attract and retain key employees.

     One of the major components of the Company's 1997 operating plan is to reduce costs and increase efficiencies in the core business. During 1996 and going forward, the Company has and will continue to implement various initiatives within the Company's Services Division (which includes Medaphis Physician Services Corporation, a wholly owned operating subsidiary of the Company ("MPSC"), designed to reduce costs and improve operational efficiency. These initiatives have included, among other things, downsizing of management ranks and improvements in operational processes through the implementation of best practices. Although the preliminary indications from such management initiatives have been positive, there can be no assurance that the Company will be able to successfully implement such initiatives throughout MPSC's operations, that such management initiatives ultimately will be successful, that MPSC's margins will continue to improve or that MPSC will contribute meaningfully to the Company's overall results of operations in future periods.

     The Company's future operations are dependent upon, among other things, continued growth in sales of its healthcare information technology ("HIT") products, including, but not limited to, sales of its clinical information management system in both domestic and international markets. The markets for these products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. The Company's success in its HIT business will depend upon its continued ability (i) to enhance its existing products, (ii) to effect conversions of existing products into foreign languages, (iii) to introduce new products on a timely and cost effective basis to meet evolving customer requirements, (iv) to achieve market acceptance for new product offerings and (v) to respond to emerging industry standards and other technological changes. During the past twelve months, the Company experienced slower than expected sales of certain of its enterprise-wide and departmental scheduling products. There can be no assurance that sales of such scheduling products will improve, that Medaphis will be able to effectively enhance existing products, create new products or respond to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     The client/server integration businesses (the "BSG Group") have not significantly contributed to the Company's overall results of operations for the past year, and for the six months ended June 30, 1997 they have negatively impacted the Company's results. Management has undertaken certain initiatives to reduce excess costs within the BSG Group and has implemented incentive programs designed to retain and attract key personnel. There can be no assurances these actions will have a positive impact on the BSG Group's operations or that they will be successful in retaining and attracting key personnel.

     In February 1997, the Company announced its operating plan for 1997. As noted above, the operating plan involves refocusing the Company on its core business of providing business management services and information products to healthcare providers. The major components of the plan include (i) exiting non-core businesses, (ii) achieving improved predictability of business results through enhanced management accountability and controls, (iii) reducing costs and increasing efficiencies in the core business, (iv) achieving

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excellence in customer service, and (v) implementing cross-selling initiatives.
Although management believes that the 1997 operating plan reflects the key action items which will contribute to Medaphis' efforts to improve and enhance the operations of the Company, there can be no assurance that the operating plan will result in meaningful improvements to the Company's operating results in future periods or that the plan will ultimately be successful.

     EXISTING SYSTEMS AND TECHNOLOGY. The Company intends to further refine, enhance and develop certain of the Company's existing software and billing systems and to migrate over time the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology, so as to reduce the number of systems and technology that must be maintained and supported. Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be able to successfully refine, enhance and develop its software and billing systems going forward, that the costs associated with maintaining, enhancing and developing such software and systems will not increase significantly in future periods, that the Company will be able to successfully migrate the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

     CASH FLOW FROM OPERATIONS; SECOND AMENDED FACILITY. During the six months ended June 30, 1997, the Company generated approximately $5.6 million in cash from operating activities. At June 30, 1997, approximately $137 million in borrowings were outstanding under the Company's Second Amended and Restated Loan Facility (the "Second Amended Facility"). The Second Amended Facility matures on June 30, 1998 and, as such, all amounts outstanding under the Second Amended Facility have been classified as current in the Company's June 30, 1997 balance sheet. The Company's previous senior credit facility was amended and restated on February 4, 1997 to, among other things, increase the loan commitments from $250 million to $285 million and extend the maturity through June 30, 1998. The Second Amended Facility is secured by substantially all of the Company's assets and is guaranteed by substantially all of the Company's subsidiaries. The loan commitment under the Second Amended Facility was reduced to $170 million on May 28, 1997 as a result of the successful sale of Healthcare Recoveries, Inc., and is required to be reduced to $150 million on January 31, 1998. Certain of the other material terms of the Second Amended Facility include adjustment of the interest rates, fees and charges and other compensation to be paid to the lenders by the Company, including the vesting of certain warrant arrangements for 1% of the voting Common Stock (the "Common Stock") of the Company on each of January 1, 1998 and April 1, 1998; modification of the financial reporting requirement to the lenders; restrictions on new acquisitions and certain litigation settlement payments; and establishment of a maximum permitted capital expenditures covenant for the fiscal quarter ending March 31, 1997 and additional financial covenants for fiscal quarters ending on and after June 30, 1997. This summary of certain terms of the Second Amended Facility and the warrants are subject to the terms of the agreements which have been incorporated by reference as exhibits to the Company's Annual Report on Form 10-K filed March 31, 1997 (the "Form 10-K").

     While management presently anticipates that the liquidity provided in the Second Amended Facility (together with anticipated results from operations based on the 1997 business plan) will be sufficient to fund the Company's anticipated operating and capital expenditure requirements during 1997, there can be no assurance that there will not be material deviations in actual operations from the 1997 business plan which would make it necessary for the Company to seek either further modifications to the Second Amended Facility or other sources of liquidity. While the Second Amended Facility incorporates an extension of maturity through June 30, 1998, the Company will be required to renegotiate the Second Amended Facility prior to maturity, obtain alternative financing or generate sufficient proceeds from a sale of assets in order to provide adequate liquidity for the Company's 1998 business plan. There can be no assurance that the Company's lenders will agree to further modifications of the Second Amended Facility or that the Company will obtain alternative financing or generate sufficient proceeds from a sale of assets. Finally, the Company may also be required to consider other alternative financing arrangements and/or equity transactions, which could prove costly and/or involve further dilution to the Company's stockholders. There can be no assurance

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that any such alternative financing arrangements and/or equity transactions will be available to the Company on acceptable terms or at all.

     PENDING FEDERAL INVESTIGATION; PUTATIVE CLASS ACTION LAWSUITS. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     The United States Attorney's Office for the Central District of California is conducting an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, Medaphis Physician Services Corporation ("MPSC"), which offices are located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Although the precise scope of the investigation is not known to the Company at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon billing and collection practices in the Designated Offices. Although the Designated Offices represent approximately 2% of Medaphis' annual revenue, there can be no assurance that the investigation will be resolved promptly, that additional subpoenas or search warrants will not be received by Medaphis or MPSC or that the investigation will not have a material adverse effect on the Company. The Company recorded charges of $12 million in the third quarter of 1995 and $2 million in the fourth quarter of 1996, solely for administrative fees, costs and expenses it anticipates incurring in connection with the investigation and the putative class action lawsuits described below which were filed in 1995 following the Company's announcement of the investigation. The charges are intended to cover only the anticipated expenses of the investigation and the related lawsuits and do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

     Following the announcement of the investigation, Medaphis, various of its current and former officers and directors and the lead underwriters associated with Medaphis' public offering of Common Stock in April 1995, were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits allege violations of the federal securities laws in connection with Medaphis' public statements and filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of Common Stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contains any claims based on the Securities Act of 1933, as amended (the "1933 Act"), and the Company's underwriters and outside directors are no longer named as defendants. The plaintiffs and the defendants have reached an agreement to settle this action on a class-wide basis for $4.75 million, subject to court approval (the "1995 Class Action Settlement"). The 1995 Class Action Settlement would also include the related putative class action lawsuit currently pending in the Superior Court of Cobb County, Georgia, described more fully below. The court conditionally has certified a class for settlement purposes and has scheduled a hearing for October 6, 1997 to determine whether to approve the settlement and enter final judgment dismissing the action with prejudice. The Company has reached agreement with one of its directors and officers' liability insurance carriers to fund $3.7 million of the 1995 Class Action Settlement. The Company accrued approximately $1.2 million in the quarter ending December 31, 1996 to fund the anticipated balance of the 1995 Class Action Settlement and to pay certain fees incident thereto.

     On November 5, 1996, Medaphis, Randolph G. Brown, Michael R. Cote and James
S. Douglass were named as defendants in a putative shareholder class action lawsuit filed in Superior Court of Cobb County, State of Georgia. This lawsuit is brought on behalf of a putative class of purchasers of Medaphis Common Stock during the period from March 29, 1995 through June 15, 1995. Plaintiffs seek compensatory damages and costs. To date, defendants have not been served with this complaint. Pursuant to the consummation of the

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1995 Class Action Settlement, the claims in this state action also will be settled. Pursuant to the settlement agreement, plaintiffs have filed a motion to dismiss this action without prejudice.

     As originally disclosed in the Form 10-K, the Company learned in March 1997 that the government is investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS"). In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For the calendar year ended December 31, 1996, GFS represented approximately 7% of Medaphis' annual revenue. During that year, GFS processed approximately 5.6 million claims, approximately 2 million of which were made to government programs. The government has requested that GFS voluntarily produce records, and GFS is complying with that request. Although the precise scope and subject matter of the investigation are not known, Medaphis believes that the investigation, which is being participated in by federal law enforcement agencies having both civil and criminal authority, involves GFS's billing procedures and the computerized coding system used in Jacksonville and Grand Rapids to process claims and may lead to claims of errors in billing. There can be no assurance that the investigation will be resolved promptly or that the investigation will not have a material adverse effect upon Medaphis. Currently, the Company has recorded charges of $2 million in the second quarter of 1997, solely for administrative fees, costs and expenses in connection with the investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.

     Following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges, Medaphis and certain of its then current and former officers, one of whom was also a director, were named as defendants in nineteen putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On November 22, 1996, the plaintiffs in these lawsuits filed a Consolidated Amended Class Action Complaint. On February 3, 1997, the plaintiffs filed a Consolidated Second Amended Complaint (the "Consolidated Second Amended Complaint"). In general, the Consolidated Second Amended Complaint alleges violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts and public disclosures. The Consolidated Second Amended Complaint is brought on behalf of a class of persons who purchased or otherwise acquired Medaphis Common Stock between January 6, 1996 and October 21, 1996. The Consolidated Second Amended Complaint also asserts claims on behalf of a sub-class of all persons who acquired Medaphis Common Stock pursuant to the merger between Medaphis and Health Data Sciences Corporation ("HDS"). On February 14, 1997, the defendants moved to dismiss the Consolidated Second Amended Complaint in its entirety. On May 27, 1997, the court denied defendants' motion to dismiss. Discovery currently is proceeding. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     The parties have entered into a memorandum of understanding dated August 14, 1997 (the "Memorandum of Understanding") to settle the 1996 putative shareholder class action litigation which is the subject of the Consolidated Second Amended Complaint on a class-wide basis for $20 million in cash (payable by the Company's insurance carriers), 3,355,556 shares of Medaphis Common Stock, and warrants to purchase 5,309,523 shares of Medaphis Common Stock at $12 per share for a five-year period. The Memorandum of Understanding also includes: (i) an obligation on the part of Medaphis to contribute up to 600,000 additional shares of Common Stock to the settlement under certain conditions if the aggregate value of the Medaphis Common Stock proposed to be issued in the settlement falls below $30.2 million during a specified time period; and (ii) certain anti-dilution rights to plaintiffs with respect to certain future issuances of shares of Medaphis Common Stock or warrants or rights to acquire Medaphis Common Stock to settle existing civil litigation and claims currently pending against the Company, subject to a 5.0 million share basket below which

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there will be no dilution adjustments. The Memorandum of Understanding also contains other customary terms and conditions including, but not limited to, consent and approval of the Company's insurance carriers and the insurance carriers' payment of the cash portion of the settlement, the Company's receiving assurances from its independent accountants that the treatment of class members in connection with the proposed settlement will not jeopardize pooling-of-interests accounting treatment on previous acquisitions, the execution of mutually acceptable settlement papers and the approval of the settlement by the court. While the Company is presently unable to determine when, or if, the contingencies in the Memorandum of Understanding may be resolved and a charge recorded, management presently anticipates that the Memorandum of Understanding should not have a material adverse effect on: (i) the Company's current efforts to refinance the Second Amended Facility; or (ii) the Company's operating cash flow or liquidity position, provided that any such charge, if and when recorded, does not then violate the covenants of the Second Amended Facility or any then applicable debt facility or such covenant violations, if any, are waived.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation. The plaintiff seeks compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and certain of the defendants filed a motion to dismiss the amended complaint. All defendants have joined in a motion to dismiss the amended complaint.

     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of HDS. Plaintiff seeks rescissory, compensatory and punitive damages, rescission, injunctive relief and costs. On January 10, 1997, the defendants filed a demurrer to the complaint. The demurrer was denied on February 5, 1997. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former officers of Medaphis. These newly added defendants have not yet responded to the amended complaint. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the 1933 Act and new parties, including former officers of Medaphis. Defendants have not yet responded to the amended complaint.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum

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damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG.

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker Retained Annuity Trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for the Southern District of New York arising out of Medaphis' acquisition of Medical Management Sciences, Inc. ("MMS") in December of 1995. The complaint is brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleges both common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleges breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage. The plaintiffs seek rescission of the merger agreement and the return of all MMS shares, as well as damages in excess of $100 million. Additionally, plaintiffs seek to void various noncompete covenants and contract provisions between Medaphis and plaintiffs. On June 6, 1997, defendants served their motion to dismiss on the plaintiffs. Discovery has been stayed pending resolution of the motion to dismiss.

     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits. The Company has entered into standstill and tolling agreements with these and certain other stockholders of recently acquired companies.

     On January 8, 1997, the Securities and Exchange Commission (the "Commission") notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ending September 30, 1996 and its restated consolidated financial statements for the three months and year ending December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996 and June 30, 1996. The Company intends to cooperate fully with the Commission in its investigation.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigations will not consume the time and attention of the senior management of the Company or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company.

HEALTHCARE FRAUD INITIATIVES; HEALTHCARE REFORM MEASURES

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities. This scrutiny has been directed at, among other things, fraudulent billing practices. The Department of Health and Human Services in recent years has increased the resources of its Office of the Inspector General ("OIG") specifically to pursue both false claims and fraud and abuse violations of the Medicare program. This heightened examination has resulted in a number of high profile investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Stat. 1936) (the
"Health Insurance Act"), which includes an expansion of certain fraud and abuse provisions, such as expanding the application of Medicare and Medicaid fraud penalties to other federal healthcare programs, and creating additional criminal offenses relating to "healthcare benefit programs," which are defined to include both public and private payor programs. The Health Insurance Act also provides for forfeitures and asset freezing orders in connection with such healthcare offenses. Civil monetary penalties and program exclusion authority available to the OIG also have been expanded. The Health Insurance Act contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions through the OIG. There also have been several recent

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healthcare reform proposals which have included an expansion of the anti-kickback laws to include referrals of any patients regardless of payor source.

     In addition to the provisions of the Health Insurance Act, submission of claims for services or procedures that are not provided as claimed may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Successful plaintiffs can receive up to between 25% and 30% of the total recovery from the defendant. Such qui tam actions or "whistleblower lawsuits" have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry such as Medaphis and many of its customers may become the subject of a federal or state investigation or may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors, and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. The government on its own may also institute a Civil False Claims Act case, either in conjunction with a criminal prosecution or as a stand alone civil case. Whether instituted by a qui tam plaintiff or by the government, the government can recover triple its damages together with civil penalties of between $5,000 and $10,000 per false claim. Under applicable case law, a party successfully sued under the False Claims Act may be jointly and severally liable for the damages and penalties. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. There can be no assurance that Medaphis will not be the subject of false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. See "Pending Federal Investigation; Putative Class Action Lawsuits." Any such proceeding or investigation could have a material adverse effect upon the Company.

     In the 1995 and 1996 sessions of the United States Congress, the focus of healthcare legislation was on budgetary and related funding mechanism issues. A number of reports, including the 1995 Annual Report of the Board of Trustees of the Federal Hospital Insurance Program (Medicare), have projected that the Medicare "trust fund" is likely to become insolvent by the year 2002 if the current growth rate of approximately 10% per annum in Medicare expenditures continues. Similarly, federal and state expenditures under the Medicaid program are projected to increase significantly during the same seven-year period. In response to these projected expenditure increases, and as part of an effort to balance the federal budget, both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases substantially and would make significant changes in the Medicare and the Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal became law prior to Congress' 1996 adjournment. Medaphis anticipates that both the Clinton Administration and the Republican majorities in Congress will introduce legislation in 1997 designed to reduce projected increases in Medicare and Medicaid expenditures and to make other changes in the Medicare and Medicaid programs. Medaphis anticipates that such proposed legislation would, if adopted, change aspects of the present methods of paying physicians under such programs and provide incentives for Medicare and Medicaid beneficiaries to enroll in health maintenance organizations and other managed care plans. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market which may continue regardless of whether comprehensive federal or state healthcare reform legislation is adopted and implemented. These market reforms include certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing

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among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services by integrated delivery systems may result in a decrease in demand for Medaphis' billing and collection services for particular physician practices, but this decrease may be offset by an increase in demand for Medaphis' consulting and comprehensive business management services (including billing and collection services) for the new provider systems.

     CLIENT/SERVER INFORMATION TECHNOLOGY PROJECTS. Medaphis' client/server information technology business involves, among other things, projects designed to reengineer significant client operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet expectations with respect to a major project could damage the Company's reputation and standing in the client/server information technology marketplace, affect its ability to attract new client/server information technology business, result in the payment of damages to the client and jeopardize the Company's ability to collect for services already performed on the project.

     VOLATILITY OF STOCK PRICE. Medaphis believes factors such as announcements with respect to the investigation of the billing practices of certain offices of MPSC by the United States Attorney's Office for the Central District of California, the Company's liquidity and financial resources, divestiture of businesses, the ongoing governmental investigations, putative class action lawsuits, other lawsuits or demands, healthcare reform measures and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Medaphis Common Stock to fluctuate substantially. Any adverse announcement with respect to such matters or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and material adverse effect on the trading price of Medaphis Common Stock in any given period. As a result, the market for Medaphis Common Stock may experience material adverse price and volume fluctuations and an investment in the Company's Common Stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.

     COMPETITION. Medaphis faces intense competition in each of the areas in which it does business. In providing business management systems and services to physicians and hospitals, Medaphis competes with certain national information management systems and transaction processing organizations, certain regional companies which provide such systems or services and certain physician groups and hospitals which provide their own business management services. In providing subrogation and recovery services, Medaphis competes primarily with the internal recovery operations of potential customers and with certain regional subrogation recovery vendors. In terms of providing client/server information technology services, Medaphis competes with national, regional and local companies specializing in information technology and systems integration consulting services, national and regional application development companies and the software development and systems integration units of national computer equipment manufacturers, large information systems facilities management and outsourcing organizations, national "Big Six" accounting firms and the information systems groups of large general management consulting firms. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or potential competitors will not have a material adverse effect upon Medaphis.

     This Safe Harbor Statement supersedes the Safe Harbor Statements filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 and as Exhibit 99.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

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